2018 ANNUAL SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN

1.	Purpose

The purpose of the Annual Senior Executive Performance Incentive Plan (the “Plan”) for MVB Financial Corp. (“MVB”) is to promote the interests of MVB and its shareholders by:

a.	attracting and retaining executives of outstanding ability;

b.	paying for performance in areas that drive short‐term performance and long‐term shareholder value creation.

c.	enabling such individuals to participate in the growth and financial success of MVB.

d.	considering regulatory and institutional investor guidelines, rules, and best practices.

2.	Plan Scope

This plan document covers the Plan only and does not address other compensation, benefits or other incentive plans in place at MVB.

3.	Plan Participation Eligibility

The Plan is intended to provide incentive awards for officers at grades 20 and higher, provided they are not already participating in a separate cash incentive plan or commission‐based plan. The following positions are eligible to participate in the Plan for the 2018 Performance Year:

Executive Position
President & CEO
EVP, CFO & Treasurer
EVP, Chief Lending Officer
SVP, Chief Risk Officer
SVP, Human Resources
VP, Chief Compliance Officer
SVP, Operations
VP, Chief Information Officer
VP, Chief Credit Officer
SVP, Audit
CFO, MVB Bank Inc.
VP, Senior Manager, Commercial Loan Administration Officer

Eligibility in a plan year does not constitute a guarantee that a participant will receive an incentive under this Plan, nor does it guarantee eligibility for an incentive in future years. The CEO can recommend changes to eligibility, subject to approval by the Board of Directors.

4.	Plan Performance Period

The Plan is administered on an annual basis corresponding to MVB’s fiscal year (January 1 - December 31). This also corresponds to the performance period used in determining achievement under the Plan.

5.	Plan Administrators

The plan is administered by the Human Resources & Compensation Committee (“Committee”) of MVB’s Board of Directors. The Plan is overseen and monitored by MVB Human Resources. All plan provisions, terms, or results will be interpreted by the plan administrator in their sole discretion. The Committee shall have the power to provide for any situation or condition not specifically provided for in the Plan, and any exceptions to this Plan will require the written approval of the Committee.

6.	Plan Triggers

For participants to receive payouts under the Plan, participants must satisfy certain triggers that ensure minimally acceptable standards of performance are met. In addition, MVB must satisfy a “safety and soundness” trigger to ensure that the bank is in a position to pay out incentive awards. All triggers must be satisfied in order for any payout under the plan to occur. If one or more triggers are not satisfied for a given plan year, no payout will be made to any plan participant for that year.

a.	Corporate Net Income Trigger

MVB must achieve consolidated GAAP (generally accepted accounting principles) Net Income for fiscal year 2018 of $7.575 million. The net income trigger represents MVB’s consolidated 2017 net income.

The GAAP net income trigger may be adjusted at the discretion of the Committee depending on unanticipated business events affecting MVB or as approved by the Board of Directors.
Extraordinary items as defined under GAAP, should not be considered as in measuring achievement of the net income trigger.

b.	Individual Performance Rating Trigger

Each participant must receive a “3‐Meets Expectations” or better rating on his or her performance evaluation for the 2018 performance year.

c.	Individual Education Requirement Trigger

Each participant must complete 40.00 hours of continuing education during the year.

7.	Plan Tiers and Opportunities
Each plan participant is assigned to one of five tiers, which provides the basis for each participant’s cash incentive opportunities. The table below identifies which officers are in which tier of the Plan.

Executive Position	Tier
President & CEO	1
EVP, CFO & Treasurer	2A
EVP, Chief Lending Officer	2A
SVP, Chief Risk Officer	2B
SVP, Human Resources	3
VP, Chief Compliance Officer	3
SVP, Operations	3
VP, Chief Information Officer	3
VP, Chief Credit Officer	3
SVP, Audit	3
CFO, MVB Bank Inc.	4
VP, Senior Manager, Commercial Loan Admin Officer	4

Each plan participant will receive a set of cash incentive award opportunities at the beginning of each plan year based on their tier assignment. These opportunities will include threshold, target, and maximum opportunity levels, which will be expressed as a percent of base salary and will be earned according to the performance goals achieved in each Plan year. The cash incentive opportunity levels for each tier are described in the following table.

Cash Incentive Award Opportunities (% of base salary)
Tier	Threshold	Target	Maximum
1	42.5%	50%	75%
2A	29.75%	35%	52.5%
2B	21.25%	25%	37.5%
3	17%	20%	30%
4	12.75%	15%	22.5%

8.	Goals and Weightings
Each plan participant will receive a set of goals and weightings for the Plan at the beginning of each plan year. The goals and their respective weightings are determined by the Compensation Committee in coordination with the CEO. Goals are selected to align with the Company’s strategic direction and annual operating plan and may change from year to year based on business needs. For each goal there is a threshold, target, and maximum performance level defined.

▪Threshold performance represents the minimally acceptable level of performance which must meet and/or exceed 85% of targeted growth or improvement in the respected matrix for the 2018 plan year. Thresholds by goals are listed below.

▪	Target performance represents the expected, or budgeted, level of performance.

▪	Maximum performance represents the highest level of performance.
Participants may have goals based on corporate performance and/or individual performance.

a.	Corporate Performance Goals

A portion of the incentive award for all officers is based on corporate performance, which is assessed according to four metrics, with pre‐defined weightings and performance levels as described in the table below:

Goal	Weight	Threshold	Target	Maximum
Net Interest Margin	25%	3.28%	3.30%	3.39%
Non‐Interest Bearing Deposit Growth	25%	$145,000,000	$148,000,000	$162,800,000
Efficiency Ratio	25%	62.5%	61.7%	58.5%
Non‐Performing Loans/Total Loans	25%	0.80%	0.75%	0.60%

i.	Goal Definitions:

▪	Net Interest Margin: Interest income - interest expense/average earnings assets.

▪	Efficiency Ratio: Expenses (not including interest expense)/revenue. Efficiency ratio is calculated in accordance with GAAP methodology.

▪	Non‐Interest Bearing Deposits: Checking accounts that do not pay interest.

▪	Non‐Performing Loans/Total Loans: Non-accrual loans/total loans.
Corporate goals, weightings, and performance levels are subject to change annually and will be determined by Management and approved by the Committee. Corporate performance for all participants will be assessed using final financials for MVB Bank only.

b.	Individual Performance

In addition to corporate performance, officers may have a portion of their award subject to performance under certain Individual goals, based on each officer’s roles and responsibilities within the bank. Each officer will have distinct goals as determined by the CEO and reviewed by the Compensation Committee.

See Appendix A for a full list of your goals, along with each goal’s weighting and performance levels.

9.	Incentive Award Calculations

Incentive awards are calculated based on achievement under the performance plan goals. Performance at target under all goals would result in payout at the target incentive opportunity. Likewise, performance at threshold under all goals would result in a payout at the threshold opportunity and performance at maximum under all goals would result in a payout at the maximum opportunity.

Performance can vary for each performance goal and the weighting of a given goal will determine its impact on overall payouts.

Example: If net interest margin is weighted at 25% and is achieved at target, 25% of the target incentive opportunity will be contributed towards a participant’s bonus payout (assuming plan triggers are satisfied), with the remaining bonus determined by performance under the other goals. If net interest margin were achieved at maximum, then 25% of the maximum opportunity would be contributed toward the participant’s bonus payout, with the remaining award determined by performance under the other goals.

Goals are assessed independently, and the final award is the sum of payouts as determined under each of the assessed goals.

Payouts will be prorated for performance between performance levels (e.g., performance halfway between target and maximum would result in payouts halfway between the target and maximum opportunities).

Performance that does not at least meet the threshold performance level for a given goal will result in no payout for that goal. Performance that exceeds the maximum performance level for a given goal will be capped at the maximum payout for that goal.

10.	Committee Discretion

The Committee in its sole discretion may adjust the calculated incentive awards, either in a positive or negative direction, based on factors it deems relevant in considering each participant’s performance. The Committee may also adjust the financial metrics used to calculate the incentive awards in order to account for unique business events impacting MVB.

11.	Payout of Incentive Awards

Any bonus awards earned will be paid following the Plan Year or as soon as administratively possible after the annual audit or certification of the year‐end financial statement is complete. The following are conditions which regulate the payout of any incentive compensation:

a.A participant must be classified as an employee for the entire calendar year and be of active status to receive payment.

b.A participant must be hired and on the active payroll on or before October 1 of the applicable calendar year to participate during that calendar year and will be paid at a prorated payout amount.

c.If a participant, who was previously eligible for another MVB‐based incentive plan, is promoted or transferred to a position eligible for the Plan, he or she will be eligible for a prorated payout based on both plans’ criteria.

d.A participant on leave of absence, regardless of type, will receive the incentive payment only upon return to regular active status; provided, however, that participant on military leave will be issued payment at the time incentive checks are issued even if they have not returned to regular active status at that time.

12.	Additional Plan Payout Conditions

a.In the event of major economic changes, catastrophic events, or any other circumstances not contemplated by MVB, the MVB Board of Directors, working through its

Human Resources and Compensation Committee, reserves the right to alter, amend or terminate this Plan and any awards hereunder.
b.The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the participant to disciplinary action up to and including termination of employment. In addition, any award as provided by the Plan to which the participant would otherwise be entitled will be revoked.

c.A participant who has willfully engaged in any activity injurious to MVB will forfeit any award earned during the award period in which the activity occurred.

13.	Employment Status Changes and Retirement

a.Except as set forth below, a participant whose employment with MVB ends for any reason, other than death, prior to the issuance of incentive, will forfeit any incentive he or she otherwise would have been entitled to receive.

b.A participant who dies or whose employment ends due to disability during a calendar year will participate on a prorated basis in the incentive program based upon the number of weeks of employment with MVB during such year.

c.A participant whose employment ends in the second half of the calendar year due to retirement as defined by the Social Security Administration with a minimum of 10 years of service, will participate on a prorated basis in the incentive program based upon the number of weeks of employment with MVB during such calendar year provided that the participant’s term of employment is at least one‐half of the calendar year.

d.	A participant whose employment ends due to retirement in the first half of the calendar year will not receive any incentive amounts pursuant to this Plan for such calendar year.

e.This Plan does not in any manner restrict the right of MVB or the participant to end employment at any time, for any reason, with or without cause.

14.	Plan Governance & Authorization

The following provisions cover how the Plan and Plan Matrix will be governed and implemented:

a.MVB Board of Directors may, at their sole discretion, waive, change, or amend the Plan and the as it deems appropriate.

b.The Committee, working on behalf of the MVB Board of Directors, will clarify, interpret and resolve any ambiguity as to the meaning of any terms or provisions of this Plan and any questions as to the correct interpretation of any information contained therein, all of which will be final and binding.

c.By participating in the Plan under this Plan, each participant agrees that such decisions, rulings and interpretations will be final and that each participant will be bound by them. Each participant further agrees that when any circumstances arise relating to this Plan which are not covered by this description of the Plan, the participant will be bound by the recommended decision, ruling or interpretation of the Committee.
d.Payment of any cash incentive under this Plan to any participant covered is conditioned upon the written certification of the Committee that the performance goals and any other material conditions applicable to such award were satisfied.

15.	Payment and Tax Considerations

The following are considerations regarding payment and associated taxes based on the Plan design:

a.All award payments under this Plan are considered supplemental pay and will be taxed as such. Appropriate withholding and deductions will be taken from such payments. Percentages will be rounded to the nearest 1/10 of a percent (for example, 10.3%) and the total amount of award will be rounded up to the nearest whole dollar.

b.The amount of base salary used in determining the incentive award will be the annual base salary in effect on December 31st of the plan year, prorated to account for the portion of the year worked. Proration will incorporate both the percentage of full time employment worked (defined as 2080 hours in the calendar year) as well as the portion of the year during which the participant was in an incentive‐eligible position.

16.	Clawback

In the event that the Committee, in its sole discretion, determines that a participant’s act or omission that contributed to the circumstances requiring an accounting restatement or other revision or adjustment relating to financial reporting or incentive compensation calculations involved any of the following: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the participant’s employment by, or otherwise in connection with, the Company or (ii) fraud in the course of the participant’s employment by, or otherwise in connection with, the Company, then in each such case, the Company will use reasonable efforts to recover from such participant up to 100% of gross incentive before tax (as determined by the Committee in its sole discretion as appropriate based on the conduct involved) of incentive‐based compensation from the Company during the 3‐year period preceding the date on which the Company is required to prepare an accounting restatement or other revision or adjustment, and not just the excess of what would have been paid to the participant.

SAMPLE: APPENDIX A: Performance Goals for the 2018 Plan Year

MVB Financial Corp.
2018 Annual Senior Executive Performance Incentive Program

The exhibit below provides you with the goals which will determine participant’s bonus payout for the 2018 plan year.

Goal	Weight	Threshold	Target	Maximum
Corporate Goals	100%
Net Interest Margin	25%	3.28%	3.30%	3.39%
Non-Interest Bearing Deposit Growth	25%	$145,000,000	$148,000,000	$162,800,000
Efficiency Ratio	25%	62.5%	61.7%	58.5%
NPAs/Assets	25%	0.80%	0.75%	0.60%
Individual Goals	0%